Exhibit 10.1

EXCLUSIVE MARKETING AGREEMENT

THIS EXCLUSIVE MARKETING AGREEMENT ("Agreement") dated August ___, 2006 ("Effective Date"), is made and entered into by and between Execute Sports, Inc., with principal offices at 1284 Puerta del Sol, Suite 150 San Clemente, CA 92673 ("Execute"), and UDT Distribution Corporation, a California corporation, having its principal place of business at 275 W. Walnut Street, Compton, CA, 90220 (“UDT”).

RECITALS

A.
Execute is a corporation having its principal office and place of business at 1284 Puerta del Sol, Suite 150, San Clemente CA 92673. Execute is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with the corporate power to own property and carry on its business as contemplated by this Agreement.

B.	Execute is engaged in the design, development and marketing of snowboards, soft goods and accessories under the Academy Snowboard Co. brand (the “Products” as defined below).
C.
UDT is a corporation having its principal place of business at 275 W. Walnut street, Compton, CA 90220 (“UDT”). UDT is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with corporate power to own property and carry no its business as contemplated by this Agreement.

D.	UDT is experienced in the direct marketing and distribution of the Products to distributors and retail consumers throughout the Territory (as defined below).
E.
Execute is desirous of having UDT become the exclusive marketing and sales representative for the Products to distributors throughout the Territory. As such representative UDT will solicit orders and provide Training and Sales Support (as such terms are defined below) for the Products for Customers. The Products will be shipped directly to the Customers by Execute . Billing and collection will be performed by Execute and UDT shall receive the UDT Commission (as defined below).

F.	Execute shall continue to market and sell the Products to Customers outside of the Territory (as defined below).
G.
The purpose of this Agreement is to set forth the respective rights, duties, obligations, and responsibilities of Execute and UDT with respect to the marketing of the Products and the provision of Training and Sales Support by UDT to Customers throughout the Territory.

NOW THEREFORE, in consideration of recitals and the covenants and conditions contained in this Agreement, the parties mutually agree as follows:

1. DEFINITIONS

Terms used herein shall have the meanings associated with common usage or general acceptance, whether industry specific or as used in general business transactions; except that as used in this Agreement the following terms shall have the meanings specified:
1.1 Affiliate - the term "Affiliate" as used in this Agreement shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with a PARTY. Control means ownership or other beneficial interest in fifty percent (50%) or more of the voting stock or other voting interest of a corporation or other business entity. In addition, the following entities are AFFILIATES of UDT:INFOMAX.
1.2 Calendar Quarter - the term “Calendar Quarter” shall mean the period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, as the case may be.
1.3
Change of Control of UDT - the term "Change of Control of UDT" as used in this Agreement shall mean the occurrence of any of the following with respect to UDT at any time after the date hereof: (1) the sale or transfer (in any one or more of a series of related transactions) of all or substantially all of the assets of UDT or of more than fifty percent (50%) of the outstanding voting stock of UDT, other than an offering of voting stock of UDT to the public pursuant to the rules of the Securities Act of 1933, as amended, to: (a) any Person who sells products that directly compete with Execute, (b) any

Person who manufactures products that directly compete with Execute, or (c) any Person who has a financial interest material to such Person described in the foregoing clauses (a) or (b) (collectively, "Prohibited Persons"); or (2) the merger of UDT with or into any Prohibited Person.
1.4	Customer - the term "Customer" as used in this Agreement shall mean a Distributor , Sub-distributor or Retailer within the Territory.
1.5
Consumer Advertising - the term "Consumer Advertising" as used in this Agreement shall mean television, radio, print, outdoor, direct mail or other marketing or advertising used to create awareness in the general public of the availability of the Products.

1.6
UDT Commission - the term "UDT Commission" as used in this Agreement shall mean a commission equal to Five (5%) Percent of all payments received by Execute in accordance with this Agreement for Product Sales to Customers.

1.7
Intellectual Property Rights - the term "Intellectual Property Rights" as used in this Agreement means the Patents, the Trademarks, and all inventions, copyrights, know-how, trade secrets and all other proprietary rights that relate to the design, manufacture, operation or service of a parties' products or services or with respect to which a party has been granted rights by a third party.

1.8	Minimum Sales Quota - the term "Minimum Sales Quota" as used in this Agreement shall have the meaning set forth in Section VIII(D).
1.9
Patents - the term "Patents" as used in this Agreement shall mean any U.S. or foreign patents or any utility models that are in force and have not been declared wholly invalid by a court of competent jurisdiction.

1.10
Person - the term "Person" as used in this Agreement shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

1.11
Products - The term "Products" shall mean all Academy Snowboards branded and OEM or Private Label products including but not limited to: Snowboards, Snowboard Boots, Snowboard Bindings, Apparel (T-Shirts, Sweatshirts, Hats, Beanies), and other Accessories (Traction, Videos, Board Socks, Board Bags, backpacks).

1.12	Product Sales - the term "Product Sales" as used in this Agreement shall mean sales of Products to Customers.
1.13	Sales Price - the term "Sales Price" as used in this Agreement shall mean the price for each Product set forth on Exhibit A.
1.14	Territory - the term "Territory" as used in this Agreement shall mean those countries defined in Exhibit A attached hereto.
1.15	Trade Advertising - the term "Trade Advertising" as used in this Agreement shall mean all marketing and advertising to Customers.
1.16
Trademark - the term "Trademark" as used in this Agreement shall mean a trademark, service mark, logotype or symbol which has achieved common law trademark status in any jurisdiction and which identifies the products or services of a party or a third party, as the case may be.

1.17	Training - the term "Training" as used in this Agreement shall mean providing Customers with clinics which include brand and product education.

2. APPOINTMENT AND AUTHORITY

2.1  Appointment. Subject to the terms and conditions set forth herein, Execute does hereby appoint UDT as the exclusive marketing and sales representative to solicit orders for Products in the Territory for a period of five years (the “Term”) subject to certain provisions defined in this Agreement, including, but not limited to Minimum Sales Quotas as set forth in Exhibit B being achieved by UDT and UDT hereby accepts such appointment.
2.2  Restrictions.
(a) UDT shall not sell, offer to sell, or promote the Products outside the Territory without Execute’s written consent.
(b) UDT agrees that UDT will not without Execute’s written consent discount the selling price of Product in order to promote the sales of other products of UDT, or for any reason whatsoever and that it will conduct all price negotiations in good faith on an arms length basis.

2.3  Referrals. UDT shall forward to Execute all inquiries relating to the Products that UDT receives from all customers or potential customers outside the Territory.
2.4  Exclusivity. In the event that Execute receives requests for purchase of or information relating to the Products from Customers in the Territory, Execute shall forward such requests to UDT. Under no circumstances shall Execute fabricate or accept orders for the Products (1) from Customers in the Territory, (2) from any Person who Execute knows intends to resell the Products to Customers within the Territory, unless Execute complies with Section 3.5 below.
2.5  Subagents of UDT. UDT may appoint subagents with Execute 's prior written consent, which consent shall not be unreasonably withheld or delayed. Regardless of the appointment of subagents, UDT shall remain responsible for the performance of all its obligations hereunder. UDT shall notify Execute in advance of all proposed agreements with subagents and shall submit to Execute for its review any and all agreements and other documents between or involving UDT and any proposed subagent with respect to the sale of Products. All subagents must agree to be bound by the provisions of this Agreement, as well as any further reasonable terms and conditions which Execute may at its sole discretion reasonably choose to impose.
2.6  Conflict of Interest. UDT warrants to Execute that (1) neither UDT nor any Affiliate of UDT currently represents or promotes any lines or products that directly compete with Execute’s Products., and (2) during the term of this Agreement, neither UDT nor any Affiliate of UDT shall, without Execute 's prior written consent, distribute, sell, promote, or market within the Territory any lines or products that directly compete with the Products.
2.7  Independent Contractors. The relationship of Execute and UDT established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other or allow one party to create or assume any obligation on behalf of the other for any purpose whatsoever, except for (1) the marketing of Products in accordance with the terms of this Agreement; (2) the solicitation and referral of orders from Customers to purchase Products from Execute ; and (3) the performance of other obligations specified in this Agreement. All financial obligations associated with UDT's business are the sole responsibility of UDT.

3. TERMS OF SALES OF PRODUCTS BY UDT

3.1 Purchase Orders. This Agreement contemplates that Customers shall submit purchase orders for Products using written order forms. No Products shall be furnished to a Customer by virtue of this Agreement alone, but shall require that a Customer submit a purchase order through the method described in this Section 3.1. All such purchase orders are subject to Execute 's acceptance, which acceptance shall not be unreasonably withheld or delayed.
3.2 Terms and Conditions. All purchase orders for Products submitted by Customers during the term of this Agreement shall be subject to the terms and conditions of this Agreement which shall supercede any terms or conditions contained in any communications between a Customer and Execute or between UDT and Execute.
3.3 Sales Price Changes. The Sales Price for each Product may be changed by Execute from time to time provided that (1) Execute shall give UDT sixty (60) days prior notice before the change in Sales Prices becomes effective, and (2) the price of Products to Customers shall at all times be substantially the same as the prices charged by Execute to Customers outside of the Territory.
3.4 Billing, Collection and Payments. Execute shall be responsible for billing and collection of the Sales Price from the Customers for orders placed and fulfilled under this Agreement. Within fifteen (15) days of the end of each calendar month, Execute shall pay UDT the UDT Commission for all Product Sales in the territory of which Execute has receive payment for those sales from Customers in such month. Execute shall include with the monthly remittance the gross detail of paid invoices being remitted against such that UDT can verify the accuracy of the remittance. Any amounts owed to UDT by Execute which have been received by Execute and have not been remitted to UDT as required herein shall be subject to a service charge at the lower of the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by law.
3.5 Orders Accepted by Execute. In the event that Execute fabricates or accepts orders for the Products (1) from Customers, (2) from any Person who Execute knows intends to resell the Products to Customers, Execute agrees to do the following: (a) within ten (10) days of fabrication or receipt of the order, notify UDT of receipt of the order by providing to UDT a copy of the invoice for the order, (b) pay to UDT the UDT Commission for such Product sale in accordance with subsection (3.4) above, and (c) credit the Sales Price of the Product sale toward UDT' Minimum Sales Quota for the relevant sales period and the bonus calculations set forth in Section IV(G) below.

(a)
Bonus. If UDT exceeds the Minimum Sales Quota for a particular calendar year by an amount of Product Sales equal to Fifteen Percent (15%) or greater, then Execute shall pay to UDT, in addition to the normal UDT Commission the following bonus payments:

Two (2%) Percent for a total of Seven (7%) Percent Commission (a "Bonus Increment") for all sales in excess of the Minimum Sales Quota for the Calendar Year. So if UDT sells 7245 boards in 2007, it will receive a Seven (7%) Percent Commission for 945 boards (where 945 boards are in excess of the Minimum Sales Quota for 2007 by 15%)

Any bonus amount payable under this Section 3.5 shall be paid by Execute within ninety (90) days of the end of the calendar year to which it applies. Bonus will be applicable only if Execute does not discount the wholesale distribution cost, or if Execute agrees to the bonus in writing prior to the shipment of the product shipped to Customer.

4. UDT RESPONSIBILITIES

4.1  Coordinating Training and Sales Support of Distributors. UDT shall use its best efforts to ensure that distributors in the Territory provide initial and continuing Training of and Sales Support to Customers. UDT shall use its best efforts to ensure that the Training and Sales Support shall (1) be performed only by specially and properly trained personnel of distributors or subagents of UDT, (2) be of the highest quality, and (3) be performed promptly. Execute shall have the right to review and approve of all marketing materials which are created by UDT subagents and/or distributors, which approval shall not be unreasonably withheld or delayed
4.2 Support of UDT by Execute . Execute shall provide reasonable sales and technical training, and support to UDT's personnel, with the frequency and content of the training to be determined by agreement between UDT and Execute. In addition to sales and technical training, Execute shall establish efficient promotional procedures and policies. Execute shall promptly respond to UDT's reasonable technical questions relating to the Products. Execute agrees that (1) it shall provide any and all reasonable assistance requested by UDT (a) for the training of UDT' staff, for the training of UDT' sales force, and (c) with respect to the performance of UDT' obligations under this Agreement.
4.3  Marketing and Promotion. UDT shall use its best efforts to work with distributors and subagents to promote the sale of the Products to Customers, beginning as soon as feasible after the date of this Agreement, using generally the same channels and methods, exercising the same diligence, and adhering to the same standards that it employs with respect to other products sold by UDT. UDT shall use its best efforts to ensure that distributors advertise the Products in trade publications within the Territory, participate in appropriate trade shows, and directly solicit orders from Customers for the Products. UDT shall use its best efforts to ensure that distributors place advertisements in no less than 2 or more national trade magazine advertisements per calendar year and exhibit Products at every snowboard industry related trade show in the Territory with one thousand (1000) or more consumers in attendance. UDT shall use its best efforts to keep Execute apprised of distributors plans and efforts with respect to such promotions, and Execute may comment to UDT and/or its distributors with respect to such promotions. The distributors however, shall have complete discretion with respect to all decisions.
4.4   Compliance with Laws and Good Commercial Practices. UDT shall use its best efforts to promote and sell the Products for use only by qualified Customers in compliance with local laws and regulations and good commercial practice and for uses and applications reasonably approved by Execute for the Products. UDT and its employees and agents shall not promote the Products for any indications or applications, as the case may be, not approved for such Products by applicable regulatory authorities.

4.5  Customer Relationships and Reporting. UDT shall, at UDT's sole expense and consistent with the sales policies of Execute and with good business practice: (1) place the Products in UDT's literature as soon as possible; (2) provide adequate contact with existing and potential customers within the Territory on a regular basis; and (3) assist Execute in assessing customer requirements for the Products, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features. UDT shall provide Execute as reasonably requested by Execute no more frequently than on a quarterly basis: market research information, as reasonably requested by Execute for purposes of Execute 's market research, regarding competition and changes in the market within the Territory.
4.6  Recordkeeping. UDT reserves the right to authorize a representative of UDT, at UDT's expense, to audit Execute 's records relating to orders for and sales of the Products, the Training and any other matters necessary to confirm compliance with this Agreement. Upon prior written notice, Execute shall provide reasonable access to such records during normal business hours at Execute 's business locations. Execute shall maintain all such records at Execute 's location for the greater of two (2) years after termination of this Agreement or as long as required by regulatory requirements in the Territory. Execute shall promptly provide to UDT all information and documents received or prepared by Execute relating to the sale of Products to Customers.
4.7  Limitation on UDT's Rights to the Products. UDT shall have no right to copy, modify, manufacture or remanufacture any Product or part thereof and no license under any of Execute 's Intellectual Property Rights is granted to UDT hereunder, except for the use of the Execute Product Trademarks as expressly provided in Section 10.6 below. UDT shall not make any changes, alterations, modifications or additions to the Products without prior written approval of Execute.
4.8  In the event that, notwithstanding UDT's best efforts, UDT does not achieve the following milestones in the Territory, Execute may, in its sole discretion, convert the exclusive rights granted herein to non-exclusive rights.
4.9  In the event that UDT does not have a significant interest in marketing Product in any country of the Territory, UDT shall notify Execute. If Execute requests in writing that UDT indicate whether or not UDT has an interest in marketing Product in a country(ies) of the Territory, within thirty (30) days thereafter UDT shall notify Execute as to whether or not UDT has such an interest. In the event that UDT notifies Execute that it does not have a significant interest in marketing Product in any country(ies) of the Territory, Execute may terminate UDT's rights in such country(ies) of the Territory.
4.10  During the term of this Agreement, UDT shall exercise its best efforts to promote the use and sale of Product in the Territory and shall maintain, at its own cost and expense, an adequate sales organization for this purpose. UDT shall keep Execute advised of general market, economic and regulatory developments that may affect the sale of Product.
4.11  UDT agrees to ensure that any of its subagents, distributors and sub-distributors do not to export Product outside the Territory without the express permission of Execute.
4.12
UDT shall supply Execute with a market progress report each Calendar Quarter indicating the quantities of the Product in its distributors and sub-distributors inventory and sales of the Product in each country of the Territory.

4.13	UDT agrees to provide Execute with UDT's annual U.S. Dollar sales forecast for Product to be sold in the Territory for the sole purpose of assisting Execute in its financial planning.

5. EXECUTE 'S RESPONSIBILITIES

5.1  Supply of Information on Current and Future Distribution. In order to develop a coherent and strategic marketing and distribution plan for the Products, Execute shall provide to UDT a complete and detailed description of each and every current marketing, distribution and/or sales plan currently being implemented or planned for implementation with regard to the Products, including but not limited to the creative project cooperatives and Execute 's distribution to Customers outside the Territory, except that Execute shall not be obligated to disclose any information which is subject to a confidentiality commitment of Execute.
5.2  Supply of Marketing Information. To assist UDT in providing Training and Support, Execute shall provide to UDT, free of charge, any and all training and marketing materials that Execute has developed or may develop in the future with regard to the Products for use by UDT in its Training, which materials UDT may modify as it deems necessary. All modifications shall be submitted to Execute for prior approval, which approval shall not be unreasonably withheld or delayed.
5.3   Consumer Advertising. Each year Execute and UDT shall jointly develop Consumer Advertising. Execute with the assistance of UDT, shall develop and draft a comprehensive Consumer Advertising plan not later than 60 days prior to the commencement of the calendar year. At its sole expense and consistent with the Consumer Advertising plan, Execute shall itself or with the assistance of one or more third party(ies): (1) develop the Consumer Advertising pieces stated in the Consumer Advertising plan and (2) purchase the required media time and space for the Consumer Advertising stated in the Consumer Advertising plan. Each Consumer Advertising piece shall be shared with UDT and UDT shall provide comments to Execute prior to use by Execute . In support of Consumer Advertising, Execute shall spend, at a minimum, the following amounts on Consumer Advertising provided that UDT has not given notice of termination of this Agreement:

(a)	From the Effective Date through the end of calendar year 2007, TBD dollars ($__________).
(b)	For the calendar year 2008, *****.
(c)	For the calendar year 2009, *****.
(d)	For the calendar year 2010, *****.
(e)	For the calendar year 2011, *****.

Should this Agreement be renewed for the additional four (4) year period pursuant to Section 8.2, the Consumer Advertising will be specified in the renewal agreement.

Without limiting the generality of the foregoing, Execute specifically agrees that for no calendar year during the term of this Agreement or any renewal thereof, shall the Consumer Advertising spent by Execute be less than TBD of the Minimum Sales Quota for such calendar year.

6. UDT AND EXECUTE JOINT RESPONSIBILITIES

6.1  Trade Advertising. Each year UDT work with Execute to ensure that its distributors in the Territory develop Trade Advertising. UDT, with the assistance of Execute shall develop and draft a comprehensive Trade Advertising plan not later than 60 days prior to the commencement of the calendar year.

7. WARRANTIES AND LIMITATION OF LIABILITY

7.1  Execute Warranty Disclaimer. EXCEPT (i) FOR THE WARRANTY MADE DIRECTLY TO CUSTOMERS IN DOCUMENTATION INCLUDED WITH EXECUTE 'S PRODUCTS, OR (ii) AS EXPRESSLY PROVIDED OTHERWISE HEREIN, EXECUTE MAKES NO WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO THE PRODUCTS OR ANY LICENSES OR SERVICES PROVIDED HEREUNDER AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF QUALITY, PERFORMANCE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. UDT'S SOLE AND EXCLUSIVE REMEDY FOR INFRINGEMENT IS PROVIDED IN SECTION 10.1 HEREOF. THE FOREGOING EXCLUSIONS ARE AN ESSENTIAL PART OF THIS AGREEMENT AND FORMED THE BASIS FOR DETERMINING THE UDT COMMISSION AND ANY OTHER FEES TO BE PAID TO UDT UNDER THIS AGREEMENT.
7.2  LIMITATION OF LIABILITY. IN NO EVENT SHALL EXECUTE BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY ANYONE. EXCEPT AS MAY BE SPECIFICALLY PROVIDED FOR IN SECTION 10.1, EXECUTE SHALL NOT BE LIABLE TO UDT OR ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES OR

LOST PROFITS, HOWEVER CAUSED, IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER OR NOT EXECUTE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

8. TERMINATION AND RENEWAL RIGHTS

8.1  Term. The term of the Agreement commences on the Effective Date and continues through December 31, 2011, unless terminated as set forth below.
8.2  Renewal Rights. Provided that UDT has met it Minimum Annual Sales Quotas for each calendar as defined in Schedule B of this agreement. This agreement shall automatically extend the term of this Agreement for the additional year(s) provided UDT meets the Minimum Annual Sales Quotas. In the event UDT does not meet the Minimal Sales Quotas, Execute, may at it’s sole discretion, extend the term of the agreement, provided that UDT and Execute come to agreement on a mutually agreeable Minimum Annual Sales Quotas.

(b) Execute has the right to Terminate Agreement for UDT Failure to Meet Minimum Sales Quota.

(1) Execute 's Termination Rights.

Except as expressly provided otherwise below, Execute shall have the right to give written notice of termination of this Agreement to UDT within forty-five (45) days after the end of any sales period set forth below where UDT has failed to meet the following minimum sales quotas (each, a "Minimum Sales Quota") outlined in Schedule B. In the event Execute provides such termination notice, Execute shall have the right to set the effective date of such termination to be any date within 180 days after the date of such termination notice. In the event that Execute does not provide such notice or terminate this Agreement within the time periods provided, Execute shall be deemed to have waived its termination rights with respect to that particular sales period although such waiver shall not affect Execute's termination rights with respect to future sales periods.

(c) Mutual Right to Terminate for Cause. If either party is in default in the performance of any material provision of this Agreement, then the non-defaulting party shall have the right to terminate this Agreement by giving written notice to the defaulting party which termination shall become effective thirty (30) days after receipt by the defaulting party unless the defaulting party cures the breach within such thirty (30) day period.

(d) Mutual Right to Terminate for Insolvency. At the discretion of the non-insolvent party, this Agreement shall terminate immediately upon notice to the other party (1) upon the institution by or against such other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party's debts, (2) upon such party making an assignment for the benefit of its creditors, or (3) upon such party's dissolution or ceasing to do business.

8.3  Return of Materials. All instructional, promotional, advertising, and similar materials, as well as all customer database(s) developed jointly or solely by either party for performance hereunder, as well as Intellectual Property Rights or other data (including customer databases), photographs, samples, literature, and sales aids of every kind developed hereunder shall, to the extent that they are Execute 's property, remain the property of Execute. Additionally, upon termination, any and all copyrights which may have been obtained by UDT on Execute promotional materials shall be assigned to Execute. Within thirty (30) days after the termination of this Agreement, UDT shall ship all such items in UDT's possession or under UDT's control, as well as any records, files or other information related to Customers, to Execute as Execute may direct, at Execute 's expense. UDT shall not make, use, dispose of or retain any copies of any confidential items or information which may have been entrusted by Execute to UDT or any records, files or other information related to Customers. Effective upon the termination of this Agreement, UDT shall cease to use all of Execute 's Intellectual Property Rights.

8.4  Limitation on Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other due to such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Execute or UDT. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

8.5  Post-Termination Use of Materials. After termination of this Agreement, UDT shall not use any signs, equipment, advertising matter or material that refer to or are related to Execute and shall not act or omit to act in any way that may indicate or suggest a relationship with Execute and shall immediately return to Execute all Execute 's property, promotional material, and proprietary information.

8.6  Non-Competition. Should this Agreement be terminated by either party for any reason, UDT agrees that for a period of six (6) months following such termination, neither UDT nor any Affiliate of UDT, shall, without Execute 's prior written consent, distribute, sell, promote or market in the Territory any lines or products that directly compete with Execute. NOTWITHSTANDING ANY CONTRARY PROVISION CONTAINED HEREIN, IN THE EVENT OF A BREACH OF THE FOREGOING COVENANT BY UDT, AN AMOUNT EQUAL TO THE UDT COMMISSIONS EARNED BY UDT IN THE LAST TWELVE MONTHS OF THE TERM OF THE AGREEMENT SHALL BE PAID BY UDT TO EXECUTE AS LIQUIDATED DAMAGES. BECAUSE EXECUTE 'S UP-FRONT AND ONGOING COSTS RELATED TO THIS AGREEMENT TO INTRODUCE A NEW AND UNIQUE PRODUCT TO CUSTOMERS IN THE TERRITORY AND TO THE MARKETING RIGHTS GRANTED TO UDT IN CONNECTION THEREWITH ARE SUBSTANTIAL, INCLUDING WITHOUT LIMITATION, COSTS RELATED TO THE FOLLOWING: (i) EXECUTE 'S SALES, MARKETING AND DISTRIBUTION SUPPORT AND TECHNICAL TRAINING FOR UDT, (ii) EXECUTE 'S CONSUMER ADVERTISING DEVELOPMENT OBLIGATIONS, (iii) EXECUTE 'S CONSUMER ADVERTISING SPENDING COMMITMENTS, AND (iv) EXECUTE 'S VARIOUS OTHER OBLIGATIONS SET FORTH HEREIN, THE PARTIES ACKNOWLEDGE THAT EXECUTE 'S ACTUAL DAMAGES IN THE EVENT OF SUCH A BREACH BY UDT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR SIGNATURES BELOW, THE PARTIES ACKNOWLEDGE THAT THE LIQUIDATED DAMAGES AMOUNT HAS BEEN AGREED ON, AFTER NEGOTIATION AS THE PARTIES' REASONABLE ESTIMATE OF EXECUTE 'S DAMAGES AND AS EXECUTE 'S EXCLUSIVE REMEDY AGAINST UDT IN THE EVENT OF A BREACH OF THIS SECTION VIII(K) BY UDT. IN THE EVENT UDT SHOULD CHALLENGE THE APPLICABILITY OR EFFICACY OF THIS PROVISION OR IF THIS PROVISION SHOULD BE HELD TO BE VOID OR UNENFORCEABLE FOR ANY REASON, EXECUTE SHALL BE ENTITLED TO ANY AND ALL OTHER DAMAGES AND REMEDIES OTHERWISE PROVIDED AT LAW.

EXECUTE 'S INITIALS _________ UDT' INITIALS ____________

9. WARRANTIES AND REPRESENTATIONS

9.1  Execute Representations. Execute warrants and represents that it has the authority and right to execute, enter into, and perform this Agreement and that it has no conflicting agreements which prevent it from fulfilling its responsibilities enumerated herein.

9.2  UDT Representations. UDT warrants and represents that it has the authority and right to execute, enter into, and perform this Agreement and that it has no conflicting agreements which prevent it from fulfilling its responsibilities enumerated herein.

10. INTERPRETATION AND ENFORCEMENT

10.1  Indemnification. THIS INDEMINFICATION PROVISION STATES THE PARTY'S ENTIRE LIABILITY FOR INFRINGEMENT CLAIMS.

(a) Execute Indemnification for Infringement Actions. Execute has the obligation to defend UDT, its officer, directors, and/or shareholders, or at Execute 's option to settle, and Execute agrees, at Execute 's own expense, to defend UDT, its officer, directors, and/or shareholders, or at Execute 's option to settle, any third party claim, suit or proceeding brought against UDT, its officer, directors, and/or shareholders to the extent such claim, suit or proceeding alleges that use of a Product infringes on such third party's United States or Canadian Patent or United States or Canadian Trademark and Execute agrees to indemnify UDT, its officer, directors, and/or shareholders against any and all damages, costs and expenses (including legal fees) that a court awards in a final judgment against UDT under any such claim or action. The foregoing obligation of Execute does not apply with respect to Product or portions or components thereof (a) that are not supplied by Execute , (b) that are used in violation of this Agreement or in a manner not provided for or described in documentation accompanying the Products, (c) that are modified after shipment by Execute , if the alleged infringement relates to such modification, (d) that are combined with other products, processes or materials where the alleged infringement relates to such combination, (e) with respect to which the Customer or patient continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, or (f) where use of the Product is incident to an infringement not resulting primarily from the Products. Execute 's obligation also shall not apply to trademark infringements involving any marking or branding not applied by Execute or involving any marking or branding applied at the request of UDT. If any Product or any portion of a Product becomes, or in Execute 's opinion is likely to become, the subject of a claim of infringement, then Execute may, at its option and expense, (i) procure for the Customer(s) the right to continue using the Product or portion of a Product, as the case may be, or (ii) replace or modify the affected Product or portion of a Product, as the case may be, so that it becomes non-infringing. If neither alternative is reasonably available, Execute may terminate this Agreement.

(b) Execute Indemnification for Product Liability Actions. Execute has the obligation to defend UDT, its officer, directors, and/or shareholders, or at Execute 's option to settle, and Execute agrees, at Execute 's own expense, to defend UDT, its officer, directors, and/or shareholders, or at Execute 's option to settle, any third party claim, suit or proceeding brought against UDT, its officer, directors, and/or shareholders to the extent such claim, suit or proceeding alleges that use of any of the Products cause injury to anyone, except to the extent that the injury was caused by negligence or intentional acts of UDT. Execute further agrees to indemnify UDT, its officer, directors, and shareholders against any and all damages, costs and expenses (including legal fees) that a court awards in a final judgment against UDT, its officer, directors, and/or shareholders under any such claim or action.

10.2  Indemnification Procedures. A party's obligations to indemnify the other party with respect to any third party claim, action or proceeding shall be conditioned upon the indemnified party: (1) providing the indemnifying party with prompt written notice of such claim, action or proceeding, (2) permitting the indemnifying party to assume and solely control the defense of such claim, action or proceeding and all related settlement negotiations, with counsel chosen by the indemnifying party, and (3) cooperating at the indemnifying party's request and expense with the defense or settlement of such claim, action or proceeding which cooperation shall include providing reasonable assistance and information. No indemnified party shall enter into any settlement agreement for which it will seek indemnification under this Agreement from the indemnifying party without the prior written consent of the indemnifying party. Nothing herein shall restrict the right of a party to participate in a claim, action or proceeding through its own counsel and at its own expense.

10.3  Intellectual Property Rights.

(a) UDT agrees that (i) Execute owns all right, title, and interest in the product lines that include the Products and in and to all Execute 's Intellectual Property Rights, and (ii) except as expressly provided otherwise herein, UDT shall not, by virtue of this Agreement, acquire any right, title or interest in or to any Execute 's Intellectual Property Right. The use by UDT of any Execute 's Intellectual Property Rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.

(b) Except as expressly provided otherwise herein, Execute agrees that shall not by virtue of this Agreement, acquire any right, title or interest in or to any of UDT' Intellectual Property Rights.

10.4  Sale Conveys no Right to Manufacture or Copy. The Products are offered for sale and are sold by Execute subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products. UDT shall take appropriate steps with the Customers, as Execute may request, to inform them of and assure compliance with the restrictions contained in this Section 10.4.

10.5  Confidentiality.

(a) Each party acknowledges that by reason of its relationship to the other hereunder, it will have access to certain proprietary information and materials designated "proprietary" concerning the other party's business, plans, customers, technology, and products (the "Confidential Information"). Without limiting the generality of the foregoing, Execute 's Intellectual Property Rights shall be considered Confidential Information of Execute. Each party agrees that it will not use in any way for its own account or the account of any third party (except for the purpose of performing its obligations under this Agreement), nor disclose to any third party, any such Confidential Information revealed to it by the other party without the express written consent of the disclosing party. Each of the parties further agrees to use the same degree of care concerning Confidential Information as it uses to protect its own confidential and proprietary technical information to prevent the unauthorized disclosure to any third party of the Confidential Information received from the disclosing party hereunder. The parties agree that they shall acquire no rights with respect to Confidential Information of the other party received hereunder. The parties agree that the Confidential Information received by a disclosing party hereunder shall not be disclosed to any third party or to any employee, officer or director of the receiving party, except to those employees, officers and directors whose responsibilities require such disclosure for purposes of performing the parties' obligations under this Agreement; provided that such employees, officers and directors have entered into confidentiality agreements with provisions substantially similar to those set forth in this Section 10.5(a).

(b) The obligations hereunder shall not apply to Confidential Information: (i) which the receiving party can demonstrate by written records was known to the receiving party prior to the date of disclosure by the disclosing party; provided that such information was not obtained by the receiving party through disclosure by a third party receiving such information in confidence from the disclosing party; (ii) which is now in the public knowledge, or becomes public knowledge in the future other than by breach of this Agreement by the receiving party; (iii) which, as can be established by written records, is independently developed by the receiving party without benefit of Confidential Information received from the disclosing party; (iv) which is disclosed to the receiving party, after the date of disclosure by the disclosing party, by a third party having a right to make such disclosure; (v) which is required to be disclosed by applicable law or proper legal, governmental or other competent authority or included in any filing or action taken by the receiving party to obtain government approval to market the Products; provided, however, that when permitted by the provisions of local laws, the receiving party shall use its reasonable best efforts to protect the confidentiality of such Confidential Information submitted to governmental agencies or authorities pursuant to this Agreement and provided further that, with regard to a court order or similar process, the party whose information is to be disclosed shall be notified sufficiently in advance of such requirement so that it may seek a protective order (or equivalent) with respect to such disclosure, which the other party shall fully comply with; or (vi) which is required to be provided to Execute to support sales of Products to Customers.

(c) Upon termination of this Agreement, the receiving party shall return to the disclosing party any tangible copies of any Confidential Information provided to it by the disclosing party hereunder, and any notes taken by employees, officers and directors of the receiving party regarding the Confidential Information disclosed to it.

(d) The obligations of this Section 10.5(d) shall (i) apply to Confidential Information relating to the subject matter of this Agreement disclosed during or prior to the execution hereof and (ii) survive termination of this Agreement for any reason.

(e) Press Release. UDT will approve a press release issued by Execute stating the nature of this Agreement no later than 3 business days after the Effective Date. In addition, the Parties acknowledge and agree that Execute and UDT shall be entitled to comply with the information obligations to the public as set out in the company laws or security laws of the U.S.

(f) If a dispute or claim arising out of or in connection with this Agreement develops between the Parties, the respective appropriate officers of the Parties shall negotiate in good faith in an effort to resolve the dispute for a period of thirty (30) days; provided, however, nothing in this Section 10.5(f) shall prevent either Party from seeking equitable relief. The Parties may, but are not obligated to, agree to use the alternate dispute resolution procedure set forth in Exhibit C.

10.6  Execute Product Trademarks.

(a) Use. Subject to subsection 10.6(b) below, during the term of this Agreement, UDT shall have the right to indicate to the public that UDT is an authorized representative of the Execute Product Trademarks and to advertise within the Territory such Products under the Execute Product Trademarks. UDT shall not alter or remove any Execute Product Trademark applied to the Products at the factory. Except as set forth in this Section 10.6, nothing contained in this Agreement shall grant to UDT any right, title or interest in the Execute Product Trademarks and UDT is prohibited from seeking or assisting in the registration of Execute Product Trademarks on behalf of UDT or anyone other than Execute .

(b) Approval of Representations. All representations of the Execute Product Trademarks that UDT intends to use shall first be submitted to Execute for approval, which shall not be unreasonably withheld or delayed, of design, color, and other details or shall be exact copies of those used by Execute . If any Execute Product Trademarks are to be used in conjunction with another trademark on or in relation to the Products, then the Execute Product Trademark shall be presented equally legibly, equally prominently, and of equal or greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

(c) Further Assurances Regarding Execute Product Trademarks. At no time during or after the term of this Agreement shall UDT challenge or assist others to challenge any Execute Product Trademarks or the registration thereof, or use or register, or attempt to use or register, any Trademarks, marks or trade names confusingly similar to any Execute Product Trademarks.

(d) Further Assurance Regarding General Trademarks. Without in any way limiting subsection 10.6(c) above, the parties hereby agree that at no time during or for a period of eighteen (18) months after the term of this Agreement shall either party challenge or assist others to challenge any Trademark of the other party or the registration thereof, or use or register, or attempt to use or register, any Trademarks, marks or trade names confusingly similar to those of the other party.

10.7  Notices. Any notice, request, demand or other communication required or permitted to be given under this Agreement may be given by personal delivery in writing, by registered or certified mail, postage prepaid, return receipt requested, or by facsimile transfer (telefax). Notice shall be deemed complete on the date of actual receipt, or five (5) business days after mailing in the case of mailed notice. Said notices shall be mailed or delivered as follows:

To EXECUTE:  EXECUTE SPORTS, INC.
1284 Puerta del Sol Suite 150
San Clemente, CA 92673
Phone: 949-498-5990
Fax: 949-498-6122

To UDT:   UDT Distribution Corp
275 W. Walnut Street
Compton, CA, 90220
Phone: 917-568-4466

10.8  Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

10.9  Assignment. This Agreement constitutes a personal contract and neither Execute nor UDT shall be permitted to transfer or assign any rights or duties under this Agreement, or any part thereof, without the prior written consent of the other party, except that Execute may assign its right and duties in whole to an acquirer of all or substantially all of its equity securities, assets or product lines that are the subject of this Agreement.

10.10  Force Majeure. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, war, terrorism or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party.

10.11  No Implied Waivers. The failure of either party at any time to require the performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, and the waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of the provision itself.

10.12  Controlling Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, United States of America, without reference to conflict of laws principles or statutory rules of arbitration. Subject to Section 10.13 below, the federal and state courts within the State of California, United States of America shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. UDT and Execute hereby expressly consents to (1) the personal jurisdiction of the federal and state courts within California, (2) service of process being effected upon either party by registered mail sent to the address set forth at the beginning of this Agreement, and (3) the uncontested enforcement of a final judgment from such court in any other jurisdiction wherein either party or any assets of either party are present.

10.13  Arbitration and Attorneys' Fees. Any dispute, controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be submitted to and finally resolved by arbitration under and in accordance with the commercial rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration shall take place in San Diego, California, and shall be the exclusive forum for resolving such dispute, controversy or claim. The decision of the arbitrators shall be executory, final and binding upon the parties hereto and judgment upon the award in the arbitration may be entered in any court having jurisdiction thereof. The expense of the arbitration (including, without limitation, the awarding of attorneys' fees to the prevailing party) shall be paid as the arbitrator determines.

10.14  Severability. If any provision of this Agreement is or becomes or is held to be invalid or unenforceable, such provision shall be deemed amended to the narrowest extent necessary to conform to applicable laws so as to remain valid and enforceable or, if it cannot be so amended without materially altering the intentions of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

10.15  No Third Party Rights. Except the right to indemnify the officers, directors, and shareholders of each company as provided for in Sections 10.1 and 10.2, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto.

10.16  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.17  Binding Effect. A mutually agreed consideration for Execute 's entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by UDT under UDT's present ownership, and, accordingly, subject to Section 10.9 UDT agrees that UDT's rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of Execute . Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

10.18  Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

10.19  Construction. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa

10.20 Survival. Except to the extent expressly provided to the contrary in this Agreement, any rights to accrued payments, any right of action for breach of the Agreement prior to termination, and the following provisions shall survive the termination of this Agreement: Sections 1 (as applicable), 2.6, 2.7, 3.2, 4.6, 4.7, 7 in its entirety, 8.2 (in accordance with its terms), 8.3, 8.4, 8.5, 8.6, 9 in its entirety, 10.1-10.6.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed by their respective representatives hereunto duly authorized as of the day and year first above-written.

UDT DISTRIBUTION CORP.                    EXECUTE, INC.

By:___________________                    By:
Name:_________________                    Name:
Title:__________________                    Title:

Date:__________________                    Date:

SCHEDULE A

TERRITORY

For purpose of the Agreement, the following regions will be considered Exclusive Territory for Distributor for all retail, e-tail, catalog, direct response, and wholesale accounts:

Austria
Australia
Belgium
Czech Republic
Denmark
Finland
France
Germany
Greece
Hungary
Italy
Korea
New Zealand
Norway
Poland
Romania
Russia
Spain
Sweden
Switzerland
United Kingdom

Non-Exclusive Sales Rights are extended to Distributor in other countries where particular strengths exist. Prior to Distributor selling in these non-exclusive areas, written pre-approval must be requested on an account by account basis via certified mail communication with Manufacturer. Distributor agrees to contact Manufacturer regarding all distribution and accounts prior to selling these or any other area:

SCHEDULE B

MINIMUM SALES REQUIREMENTS PER TERRITORY

Countries in the Territory	2007	2008	2009	2010	2011
Austria	100	200	300	500	800
Australia	300	500	700	1000	1400
Belgium	200	300	500	700	1000
Czech Republic	700	1000	1200	1300	1700
Denmark	100	200	300	500	800
Finland	300	500	700	1000	1400
France	300	500	700	1000	1400
Germany	300	600	1000	1400	1800
Greece	200	300	400	600	800
Hungary	300	500	700	1000	1400
Italy	300	500	700	1000	1400
Korea	400	700	1000	1400	1800
New Zealand	100	200	300	500	800
Norway	300	500	700	1000	1400
Poland	300	500	700	1000	1400
Romania	300	500	700	1000	1400
Russia	500	700	1500	2000	2500
Spain	400	600	800	1000	1300
Sweden	300	500	700	1000	1400
Switzerland	100	200	300	400	600
United Kingdom	500	700	1000	1500	2000
Total	6300	10200	14900	20800	28500
Bonus Level	945	1530	2235	3120	4275
Total With Bonus	7245	11730	17135	23920	32775

Note: Per Section 3.5(a) of this Agreement, if UDT exceeds annual Minimum Sales Quota by 15% of greater, it will receive a 7% commission on all sales exceeding the Minimum Sales Quota.

SCHEDULE C
ALTRNATIVE DISPUTE RESOLUTION

The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this AGREEMENT which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

  (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

  (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

  (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

  (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

  (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

  (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

  (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

  (d) a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

  (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

  (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

  (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

  (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

  (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

  (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

  (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.